Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180755

PROSPECTUS SUPPLEMENT

To Prospectus dated May 1, 2012

5,500,000 Shares

ORBCOMM Inc.

Common Stock

This prospectus supplement relates to the offer and sale of 5,500,000 shares of our common stock, par value $0.001 per share, by us. Our common stock is listed on The NASDAQ Global Market under the symbol “ORBC”. The last reported sale price of our common stock on The NASDAQ Global Market on January 16, 2014 was $6.79 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common stock.

	Per Share	Total
Public offering price	$6.1500	$33,825,000
Underwriting discounts and commissions	$0.3075	$1,691,250
Proceeds, before expenses, to us	$5.8425	$32,133,750

We have granted the underwriters a 30-day option to purchase up to an additional 825,000 shares from us on the same terms and conditions as set forth above, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers against payment on January 23, 2014.

RAYMOND JAMES

CANACCORD GENUITY	CRAIG-HALLUM CAPITAL GROUP

The date of this prospectus supplement is January 17, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated May 1, 2012, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “ORBCOMM Inc.”, “ORBCOMM”, the “Company”, “we”, “us” and “our” are to ORBCOMM Inc., its subsidiaries and its predecessors, unless the context indicates otherwise. The term “you” refers to a prospective investor.

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CAUTIONARY STATEMENT

This prospectus supplement, the accompanying prospectus, the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectuses filed by us with the SEC may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives, estimates and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to:

•	ongoing global economic instability and uncertainty;

•	we incurred net losses through 2011 and may incur additional losses in the future;

•	demand for and market acceptance of our products and services;

•	we may need additional capital to pursue our growth strategy;

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loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., Komatsu Ltd., and Hitachi Construction Machinery Co., Ltd., other value-added resellers, or VARs, and international value-added resellers, or IVARs;

•	loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime;

•	dependence on a few significant customers;

•	our acquisitions may expose us to additional risks;

•	litigation proceedings;

•	technological changes, pricing pressures and other competitive factors;

•	the inability of our international resellers and licensees to develop markets outside the United States;

•	the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites;

•	market acceptance and success of our Automatic Identification System (“AIS”) business;

•	satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles;

•	in-orbit satellite failures or reduced performance of our existing satellites;

•	significant liabilities created by products we sell;

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the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance;

•	the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events;

•	our inability to renew or expand our satellite constellation;

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inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we operate;

•	changes in our business strategy;

•	our ability to effect suitable investments, alliances and acquisitions;

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our estimated ranges of 2013 fourth quarter financial results are preliminary, unaudited, subject to completion and additional financial closing procedures and may be revised as a result of management review and KPMG’s audit of our results; and

•	the other risks described in our filings with the SEC.

We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.

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SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.

Our Company

We are a global commercial wireless data communications company specializing in machine-to-machine (“M2M”) communications. Our services are designed to enable businesses and government agencies to track, monitor, and control and communicate cost-effectively with fixed and mobile assets. We operate a two-way global wireless data messaging system optimized for narrowband data communication. We also provide customers in the cold chain telematics solutions business with technology to proactively monitor, manage and remotely control refrigerated transportation assets. This technology enables us to expand our global technology platform by transferring capabilities across new and existing vertical markets and deliver complementary products to our channel partners and resellers worldwide. We provide these services through a constellation of 25 low-Earth orbit satellites, two AIS microsatellites and accompanying ground infrastructure, and also provide terrestrial-based cellular communication services through reseller agreements with major cellular wireless providers. Our satellite-based system uses small, low power, fixed or mobile satellite subscriber communicators for connectivity, and cellular wireless subscriber identity modules, or SIMS, are connected to the cellular wireless providers’ networks, with data gathered over these systems capable of being connected to other public or private networks, including the Internet.

Our principal executive offices are located at 395 W. Passaic Street, Rochelle Park, New Jersey 07662, and our telephone number is (703) 433-6300. Our website is www.orbcomm.com and information contained on our website is not included as a part of, or incorporated by reference into, this prospectus supplement.

Recently Completed Acquisitions

MobileNet, Inc.

On April 1, 2013, we completed the acquisition of substantially all of the assets of MobileNet, Inc. (“MobileNet”). The consideration paid by us at closing consisted of $3,203,000 in cash, subject to a final working capital adjustment specified in the acquisition agreement, and the issuance of 329,344 shares of our common stock (valued at $4.96 per share, which reflected our closing price of common stock on April 1, 2013), of which 164,672 shares of common stock were placed into an escrow account for up to 15 months from closing to fund any indemnification obligations of MobileNet to us, primarily for breaches of representations and warranties made by MobileNet.

In addition to the consideration paid at closing, the acquisition agreement provides for contingent consideration payable by us to MobileNet if service revenues attributable to the

MobileNet business for either of the two one year earn-out periods, May 1, 2013 through April 30, 2014 and May 1, 2014 through April 30, 2015, are in excess of the specified baseline amount. In that event, we have agreed to pay to MobileNet an amount equal to (i) 50% of the first $2,000,000 of such excess amount for the applicable earn-out period and (ii) 35% of any amount of such excess amount for the applicable earn-out period which is greater than $2,000,000. Up to 50% of any potential earn-out amounts can be paid in common stock at our option. Any shares of common stock to be issued will be based on the 20-day average closing price of the common stock prior to the last trading day of the earn-out period.

The acquisition of MobileNet enables us to offer MobileNet’s complete fleet management solution directly to original equipment manufacturers, dealers and fleet owners. For example, we announced in September 2013 that Doosan Infracore Co. Ltd. (“Doosan”) has selected us to deliver an end-to-end telematics solution tailored for Doosan as well as their customers and dealers for global deployment. Doosan will use our telematics solution to track and monitor their global fleet of construction equipment. Our comprehensive solution will provide global satellite data service combined with cellular connectivity through our wireless partners, including AT&T and Vodafone, along with state-of-the-art hardware and a robust web-based analytics platform for asset management.

GlobalTrak

On April 3, 2013, we completed the acquisition of substantially all of the assets of GlobalTrak, a division of System Planning Corporation (“SPC”). The consideration paid to acquire GlobalTrak was $2,990,000 in cash, subject to a final working capital adjustment, of which $500,000 was deposited in to an escrow account with a third party escrow agent to fund any indemnification obligation of SPC to us, primarily for breaches of representations and warranties made by SPC.

The acquisition of GlobalTrak gives us access to a customer base that includes military, international, government and commercial customers as well as expanded reach in growing regions, such as the Middle East, Asia and South America.

SENS Asset Tracking Operation

On October 1, 2013, we completed the acquisition of the Sensor Enabled Notification System (“SENS”) business of Comtech Mobile Datacom Corporation (“Comtech”), which includes satellite hardware, network technology and web platforms, for cash consideration of $1,978,000. SENS is a market leader in providing one-way satellite products and services to more than 20,000 subscribers worldwide.

SENS provides secure tracking and messaging products and services to the government, defense, transportation, logistics, and oil & gas industries, all of which are key vertical markets for us. The SENS system, which consists of satellite-based tracking devices, a network hub and an Internet-based back-office platform, enables customers to retrieve and view critical data from the field via the Globalstar satellite network.

This acquisition supports our multi-network operator strategy and strengthens our position as the leading provider of satellite and cellular communications for the M2M industry. In addition, this acquisition complements our recently acquired GlobalTrak business, which uses Comtech’s SENS technology for its military container tracking applications in Pakistan and Afghanistan and its fuel monitoring program in support of the Defense Logistics Agency, as well as other global deployments.

We are integrating the SENS operations with our operations and will continue to support existing SENS customers, while marketing SENS products and services through our global distribution channels.

Our Business Strengths and Competitive Advantage

We believe that our focus on M2M data communications is unique in our industry and will enable us to achieve significant growth. We believe that our high-value combination of global network services along with our state-of-the-art devices and robust web applications is the M2M industry’s most comprehensive vertical service offering and positions ORBCOMM as a leader and innovator in the emerging M2M, telematics and global supply chain management businesses. We believe no other satellite or terrestrial network currently in operation offers users global two-way wireless narrowband data communications using a single global technology standard anywhere in the world at costs comparable to ours and that also provides a parallel terrestrial network for data intensive applications. As a global M2M solutions provider, ORBCOMM has a number of competitive advantages that enable our success in delivering advanced end-to-end solutions to our key vertical markets worldwide, including the following:

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Established global network services and proven technology. ORBCOMM is a single source provider of cost-effective global satellite and cellular network services. We offer an ideal combination of broad terrestrial bandwidth and ubiquitous satellite coverage throughout the world. We believe our global networks and technology enable us to offer superior products and services to the end-users of our communications systems in terms of comprehensive coverage, reliability, versatility, and compatibility. Through our low-Earth orbit (“LEO”) satellite network and accompanying ground infrastructure, our global satellite network provides worldwide coverage, including in international waters, allowing end-users to access our communications system in areas outside the coverage of terrestrial networks, such as cellular, paging, and other wireless networks. Our proven technology offers full two-way M2M data communication (with acknowledgement of message receipt) with minimal line-of-sight limitations and no performance issues caused by adverse weather conditions, which distinguishes us from other satellite communications systems. Our satellite system uses a single global technology standard and eliminates the need for multiple network agreements and versions of hardware and software. As part of our core network services business, ORBCOMM collaborates with Tier One cellular partners to provide connectivity service for devices in fixed locations or travelling exclusively within cellular coverage areas. Moreover, we offer dual-mode coverage by blending satellite and cellular bandwidth for optimal connectivity and least cost routing. Finally, ORBCOMM’s technology expansion and enhancements are designed to be backwards compatible and not susceptible to technology migrations and network “sunsetting,” such as analog and 2G cellular, that has, in the past, rendered other network communications devices obsolete.

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Low cost structure. We believe we have a significant cost advantage over any new LEO satellite system competitor with respect to our current satellite constellation because we acquired the majority of our current network assets from ORBCOMM Global L.P. (the “Predecessor Company”) and its subsidiaries out of bankruptcy for a fraction of their original cost. Our expected $200 million investment to launch our next generation ORBCOMM Generation 2, or OG2, satellite constellation is substantially less than other LEO satellite operators are spending to expand and replenish their satellite constellation. In addition, because our LEO satellites are relatively small and deployed into low-Earth orbit, the replenishment of the constellation is less expensive and easier to launch and maintain than larger LEO satellites and large geostationary satellites. We believe that we have less complex and less costly ground infrastructure and subscriber communication equipment than other satellite communications providers. Our low cost satellite system architecture enables us to provide global two-way wireless narrowband data communication services to end-users at prices that we believe are the lowest in the industry for global connectivity.

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Sole commercial satellite operator licensed in the VHF spectrum. We are the sole commercial satellite operator licensed to operate in the 137-150 MHz VHF spectrum by the U.S. Federal Communications Commission or, to our knowledge, any other national spectrum or radio-telecommunications regulatory agency in the world. The spectrum that we use was allocated globally by the International Telecommunication Union, or ITU, for use by satellite fleets such as ours to provide mobile data communications service. We are currently authorized, either directly or indirectly, to provide our data communications service in over 100 countries and territories in North America, Europe, South America, Asia, Africa, and Australia. VHF spectrum has inherent advantages for M2M data communications over systems using shorter wavelength signals. The VHF signals used to communicate between our satellites and subscriber communicators are not affected by weather and are less dependent on line-of-sight access to our satellites than other satellite communications systems. In addition, our longer wavelength signals enable our satellites to communicate reliably over longer distances at lower power levels. Higher power requirements of commercial satellite systems in other spectrum bands are a significant factor in their higher cost and technical complexity.

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Significant market lead over new satellite-based competitors. We believe that we have a significant market lead in providing M2M data communications services that meet the coverage and cost requirements in the rapidly developing asset management and supply chain markets. The process required to establish a new competing satellite-based system with the advantages of a VHF system includes obtaining regulatory permits to launch and operate satellites and to provide communications services, and the design, development, construction and launch of a communications system. We believe that a minimum of five years and significant investments in time and resources would be required for another satellite-based M2M data communications service provider to develop the capability to offer comparable services. Additionally, our VARs and IVARs have made significant investments in developing ORBCOMM-based applications, which also often require substantial lead time to develop.

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Key distribution and OEM customer relationships. Our strategic relationships with key distributors and original equipment manufacturers, or OEMs, have enabled us to streamline our sales and distribution channels and shift much of the risk and cost of developing and marketing applications to others for network services. We have established strategic relationships with key service providers, such as I.D. Systems and inthinc Technology Solutions Inc., a global provider of telematics, fleet management and driver safety solutions, and major OEMs, such as Caterpillar Inc., Hitachi Construction Machinery Co., Ltd., Komatsu Ltd. and Volvo Construction Equipment. We believe our close relationships with these distributors and OEMs allows us to work closely with them at all stages of application development, from planning and design through implementation of our M2M data communications services, and to benefit from their industry-specific expertise. By fostering these strong relationships with distributors and OEMs, we believe that once we have become so integrated into our customer’s planning, development, and implementation process, and their equipment, we anticipate it will be more difficult to displace us or our communication services. In addition, the fixed and mobile assets which are tracked, monitored, controlled, and communicated with by these customers generally have long useful lives and the cost of replacing our communications equipment with an alternative service provider’s equipment could be prohibitive for a large number of assets.

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Reliable, low-cost devices. ORBCOMM has a state of the art product line of M2M asset tracking and monitoring devices ranging from OEM components and modems to packaged all-in-one products and complete turn-key solutions. Our comprehensive product portfolio is a blend of technology from our acquisitions of the StarTrak, PAR LMS, GlobalTrak, MobileNet and SENS businesses as well as internally developed ORBCOMM solutions. These new cost-effective products are key to our expansion into new vertical markets and market segments, including transportation and logistics, heavy equipment, oil and gas, and government, and enable our customers to reduce time-to-market and development costs for deploying their M2M solutions that utilize ORBCOMM’s global networks. ORBCOMM’s state-of-the-art devices can also be paired with powerful web analytics platforms, which provide near-real-time knowledge and notifications of the assets’ status and location, empowering fleet owners and leasors with command and control of their global assets. Our subsidiaries rely on contract manufacturers to produce subscriber communicators and there are currently two independent third party manufacturers that offer devices for our network. The cost of communications components necessary for our subscriber communicators to operate in the VHF band is relatively low as they are based on readily available FM radio components. Dual-mode devices are being built that combine other communication technologies with satellite technology and will be offered to the market at what we believe will be competitive prices.

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End-to-end solutions provider. We provide customers with complete end-to-end solutions focused to proactively monitor, manage and remotely control a variety of remote unpowered and powered assets, such as refrigerated and dry transport assets, using cellular and satellite wireless technology. These solutions can also be used by ORBCOMM to create a global technology platform to transfer capabilities across new and existing vertical markets and deliver complementary products to our channel partners and resellers worldwide. We believe the comprehensive solutions will help drive new subscribers to our global communications networks. We also expect to leverage these capabilities with other resellers to continue to drive down development cycle time and enhance the end user experience, and build on benefits from our new OG2 satellite constellation as well as through partnerships with Tier One cellular providers.

Our Strategy

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Entering into Additional High Volume Vertical Markets. Our strategy is to leverage the additional capacity and enhanced feature set of new services offered through our next generation OG2 satellite constellation and dual-mode services by entering into additional high-volume vertical markets through a build, partner or buy approach.

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Designing and building leading-edge M2M applications. Multiple new hardware technologies are in the process of design, testing and deployment, including several new products designed to operate with our OG2 satellite constellation, such as a new OG2 modem, as well as finished products to market directly into the transportation industry. For example, the ORBCOMM GT 1100, a new product designed to track and monitor cargo assets, is a self-contained device with solar panels and rechargeable batteries needing only sunlight to operate and can be fielded without access to external power for multiple years. The ORBCOMM GT 1100 won the M2M product of the year award at the 2013 CTIA show. ORBCOMM partners with over 100 resellers who create innovative products and services and are experts in their vertical markets. We are working to enhance these relationships to expand their service to use OG2 technologies as well as adding new resellers into select underserved vertical markets. We intend to continue the development and deployment of end-to-end solutions for existing and new vertical markets, further building upon our current foundation of innovation and M2M specialization either through continued acquisitions to accelerate ORBCOMM’s growth strategy of expanding our end-to-end solutions portfolio into key vertical markets and geographic regions or by building our own new applications.

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We offer multiple networks. We also continue to look to augment our services with complementary technologies, including relationships with major cellular and satellite providers, such as AT&T, Vodafone and Inmarsat, allowing our customers to utilize integrated solutions. For some applications, it is necessary to combine the strengths of multiple networks to offer the ideal solution and give the end user the desired return on investment. As a leader in M2M communications, ORBCOMM is focused on offering the best product for each individual application.

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Expand our international markets. Our international growth strategy is to open new markets outside the United States by obtaining regulatory authorizations and developing markets for our M2M data communications services to be sold in regions where the market opportunity for our OEM customers and resellers is greatest. We are currently authorized to provide our data communications services in over 120 countries and territories in North America, Europe, South America, Asia, Africa, and Australia, directly or indirectly through our multiple international licensees and country representatives. We are currently working with IVARs who, generally, subject to certain regulatory restrictions, have the right to market and sell their applications anywhere our communications services are offered. We seek to enter into agreements with strong distributors in each region. Our regional distributors, which include subsidiary companies, country representatives and international licensees, obtain the necessary regulatory authorizations and develop local markets directly or by recruiting local VARs. In some international markets where distribution channels are in the early stages of development, we seek to bring together VARs who have developed well-tested applications with local distributors to create localized solutions and accelerate the adoption of our M2M data communications services. In addition, we have made efforts to strengthen the financial positions of certain of our regional distributors, including several who were former licensees of the Predecessor Company, through restructuring transactions thereby increasing the likelihood of success in providing service in those regions. We believe that by strengthening the financial condition of, and our operating control over, these established regional distributors, they will be better positioned to promote and distribute our products and services and enable us to achieve our market potential in the relevant regions.

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Further reduce subscriber communicator costs and improve functionality of communicators. We are working to further reduce the cost of our subscriber communicators, as well as to develop technological advances, including further reductions in size, improvements in power management efficiency, increased reliability, and enhanced capabilities to capitalize on our investment in our next generation OG2 satellites. We have also developed our own comprehensive portfolio of M2M devices ranging from OEM components and modems to packaged all-in-one products and complete turn-key solutions that are cost-effective, power-efficient and durable and targeted for a broad range of asset tracking and monitoring applications for our key vertical markets. Our ability to offer our customers less expensive subscriber communicators that are smaller, more efficient and more reliable is key to our ability to provide a complete low cost solution to our customers and end-users. Additionally, we are working with our suppliers to develop dual-mode devices that integrate both a satellite and terrestrial communication component into a single device.

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Reduce network latency. We expect to reduce the time lags in delivering messages and data, or network latency, in most regions of the world following the successful launch of our next generation OG2 satellites. We believe this will improve the quality and coverage of our system and enable us to increase our customer base.

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Introduce new features and services. We will continue to develop and introduce new features and services to expand our customer base and increase our revenues. For example, as a result of providing terrestrial-based cellular communication services, our customers are now able to integrate in their applications a terrestrial communications device that will allow them to add messages, including data intensive messaging from combined satellite and cellular technologies. We have upgraded the technology capabilities of our network operations center to deliver both satellite and terrestrial messages through our ground infrastructure to the ultimate destination. We believe that subscriber communicator technology advances, such as dual-mode devices, will broaden our addressable market by providing attractive combinations of bandwidth and coverage at a reasonable price. Dual-mode devices combine a satellite subscriber communicator with a cellular network subscriber communicator for higher bandwidth applications not typical of ORBCOMM’s applications.

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Expand AIS services. The two AIS microsatellites we operate have been providing full commercial AIS data service since December 2011 and February 2012. In addition, all of our 17 next-generation OG2 satellites currently under construction will have AIS capability. AIS is a shipboard broadcast system that transmits a vessel’s identification and position to aid navigation and improve maritime safety. Current terrestrial-based AIS systems provide only limited shore coverage and are not able to provide global open ocean coverage. Using our satellite communications system, customers have access to AIS data with coverage over open oceans well beyond coastal regions in a cost effective and timely fashion. Further, we intend to continue working with system integrators and maritime information service providers for value-added service and to facilitate the sales and distribution of AIS data. We will continue to work with additional candidates to address the various market sectors for AIS data.

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Provide comprehensive technical support, customer service and quality control. We provide our customers support for training, integration and testing in order to assist our VARs and other distributors in the roll-out of their applications and to enhance end-user acquisition and retention. We provide our VAR and OEM customers with access to customer support technicians. We also deploy our technicians to our VAR and OEM customers to facilitate the integration of our M2M data communications system with their applications during the planning, development and implementation processes and to certify that these applications are compatible with our system. Our support personnel include professionals with application development, in-house laboratory, and hardware design and testing capabilities.

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Provide solutions and reduce time-to-market with technology investments. We invest in products and services to provide customers with complete end-to-end solutions to proactively monitor, manage and remotely control their refrigerated and other transport assets. We intend to market the services through direct and indirect sales channels as well as leverage our international distribution channels to introduce these solutions to markets outside of North America, greatly expanding the addressable market reach. We will continue to invest in our products and services through a mix of organic growth and acquisitions to further our competitive position in asset management solutions. We will also leverage our relationships, scale and purchasing volumes to improve manufacturing efficiencies and reduce costs. We seek to use these solutions and subsequent investments in solutions and communications technology, such as the MobileNet, GlobalTrak and SENS acquisitions, to create global technologies that can be transferred across new and existing vertical markets and deliver complementary services and products to our channel partners and resellers worldwide to add new subscribers to our global communications network.

Recent Developments

Preliminary Estimated Fourth Quarter 2013 Results

For the fourth quarter of 2013, we expect to report Service Revenues in the range of $14.6 to $14.9 million, as compared to $12.4 million for the fourth quarter of 2012, Product Sales in the range of $4.4 to $4.6 million, as compared to $3.8 million for the fourth quarter of 2012, and Adjusted EBITDA in the range of $4.0 to $4.6 million, as compared to $4.2 million for the fourth quarter of 2012.

Management has prepared the estimates for the quarter ended December 31, 2013 presented above in good faith based upon the most recent information available to management from our internal reporting procedures as of the date of this prospectus supplement. These estimated ranges are preliminary, unaudited, subject to further completion, reflect our current good faith estimates, are subject to additional financial closing procedures and may be revised as a result of management’s further review of our results, and any adjustments that may result from the completion of the audit of the fiscal 2013 consolidated financial statements. We and our auditors have not completed our normal quarterly review or annual audit procedures as of and for the quarter and year ended December 31, 2013, and there can be no assurance that our final results for this quarterly period will not differ from these estimates. Any such changes could be material. During the course of the preparation of our consolidated financial statements and related notes as of and for the quarter and year ended December 31, 2013 and their audit, we may identify items that would require us to make material adjustments to the preliminary financial information presented above. We assume no duty to update these preliminary estimates except as required by law.

Our consolidated financial statements and related notes as of and for the year ended December 31, 2013 are not expected to be filed with the SEC until after this offering is completed. Our actual results may differ materially from the fourth quarter estimates above. Accordingly, you should not place undue reliance on these preliminary estimates. These estimates should not be viewed as a substitute for full audited or interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the quarter ended December 31, 2013 are not necessarily indicative of the results to be achieved for any future period.

The following table reconciles our Net Income attributable to ORBCOMM Inc. to Adjusted EBITDA for the periods shown:

	Estimated Range for the Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
(in millions)	High	Low
Estimated
Net Income (Loss) attributable to ORBCOMM Inc.	$2.0	$1.4	Net Income (Loss) attributable to ORBCOMM Inc.	$2.1
Net interest (income) expense	—	—	Net interest (income) expense	—
Provision for income taxes	0.2	0.2	Provision for income taxes	0.3
Depreciation and amortization	1.6	1.6	Depreciation and amortization	1.4
Stock-based compensation	0.8	0.8	Stock-based compensation	0.6
Noncontrolling interests	—	—	Noncontrolling interests	—
			Impairment Loss	9.8
			Insurance Recovery	(10.0)

Adjusted EBITDA	$4.6	$4.0	Adjusted EBITDA	$4.2

EBITDA is defined as earnings attributable to the Company before interest income (expense), provision for income taxes and depreciation and amortization. The Company believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used by the Company to evaluate the economic productivity of its operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps the Company’s management and investors to meaningfully evaluate and compare the results of its operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, the Company’s management uses EBITDA in presentations to the Company’s board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the Company’s annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment charges and insurance recovery (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the consolidated statements of operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While the Company considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies.

Strategic Alliance with Inmarsat

On November 4, 2013, we announced our strategic alliance with Inmarsat, a leading provider of global mobile satellite communications services, to collaborate on joint product development and distribution to address the needs of the rapidly growing satellite M2M market.

ORBCOMM and Inmarsat will work together to create a standard satellite platform and develop cost-effective hardware and flexible service pricing models for the global M2M industry.

We are in the process of building a series of interchangeable modems that work with our OG2 VHF network or Inmarsat’s L-band network. These modems are expected to have the same footprint, connectors, power input, and programming environment to allow for easy exchange of modems for the different networks. Manufacturers and partners will be able to drop in the appropriate modem that corresponds with either the ORBCOMM or Inmarsat network based on geography, message size and delivery speed for ease of use and flexibility. In addition, users will be able to take advantage of our relationships with Tier One cellular providers for dual-mode cellular and satellite service with either satellite network. ORBCOMM will also offer its unique Multi-Network Access Point Platform, which seamlessly translates and integrates the communications from its diverse network service partners into a uniform set of commands and information. This will facilitate a uniform platform for provisioning, billing and multi-mode access for M2M applications, supported by Inmarsat’s M2M Access Platform, enabling access to network and terminal management tools for wholesale integration with ORBCOMM.

These versatile offerings are expected to be available in our end-to-end solutions businesses in the heavy equipment, fixed asset and transportation industries, as well as through our VAR and OEM channels. We will be leveraging off Inmarsat’s IsatData Pro (“IDP”), a satellite packet data service offering the highest payload and lowest latency in the market, and BGANM2M, a 3G service offering real-time IP data up to 512 kbps on a single global SIM—the only service of its kind in the satellite M2M space. ORBCOMM and Inmarsat expect to distribute these solutions globally through their extensive commercial and government distribution networks. Given the complementary strengths in coverage, response time, antenna size, and message size, we believe that the quality of service and geographic footprint of the ORBCOMM and Inmarsat offering will be unmatched.

ORBCOMM and Inmarsat will also look to find potential synergies in multiple areas, which could include leveraging technologies, capital expenditures, product development, satellite operations, and ground infrastructure support for future satellite deployments. Today, ORBCOMM operates a constellation of LEO satellites, and Inmarsat operates a constellation of geostationary satellites.

Agreement with Hub Group, Inc.

We recently announced our multi-year agreement with Hub Group, Inc. to deploy ORBCOMM’s GT 2300 intermodal container tracking and monitoring platform. This agreement reinforces ORBCOMM’s position as a leader in intermodal container tracking solutions featuring GPRS or satellite communication according to Berg Insight’s May 2013 Container Tracking and Security Report.

A leading provider of comprehensive intermodal, truck brokerage and logistics services throughout North America, Hub Group selected ORBCOMM from among several providers to develop this telematics solution. Hub Group will integrate our GT 2300 solution to more accurately identify loading and unloading events, which should reduce container idle time and increase customer satisfaction. Hub Group anticipates our GT 2300 platform will improve the information flow across the multiple touch points between its intermodal/drayage and back-office operations, providing customers with greater visibility to their loads. In addition, we believe this solution further differentiates Hub Group in the market by improving the timeliness of pick-up and delivery information, which is expected to lead to improved equipment utilization.

Our GT 2300 is the first device of its kind to use customizable reporting profiles to optimize critical data delivery and power management for extended battery life. This unique device is also designed to fit internally within the container corrugations to avoid damage during cargo loading, unloading and movement. Our powerful systems solution combines position, load stage, door events and cargo status to provide efficient delivery of vital asset information where and when customers need it.

Hub Group will begin deployment of the ORBCOMM system in the first quarter of 2014.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement.

Issuer	ORBCOMM Inc.

Common stock offered	5,500,000 shares

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 825,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock outstanding after this offering[1]	53,430,160 shares (or 54,255,160 shares if the over-allotment option is exercised in full)

NASDAQ symbol	“ORBC”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $31.8 million after payment of underwriting discounts, commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering for future acquisitions as part of our strategy to pursue growth opportunities and/or for general corporate purposes, which may include, among other things, investments in our next generation end-to-end solutions and products, debt repayment, working capital and capital expenditures. Net proceeds may be temporarily invested before use. See “Use of Proceeds.”

Material United States federal income tax consequences to non-U.S. holders	For a discussion of the material United States federal income tax consequences to non-U.S. holders of the acquisition, holding and disposition of shares of our common stock, see “Material United States Federal Income Tax Consequences to Non-U.S. Holders.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

(1) The number of shares outstanding after this offering is based on 47,930,160 shares of common stock outstanding as of November 1, 2013. The number of shares of common stock to be outstanding after this offering excludes the following as of September 30, 2013: (i) 380,238 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.39 per share, (ii) 351,270 shares of common stock issuable upon vesting of outstanding restricted stock units, (iii) 829,910 shares of common stock issuable upon the exercise of outstanding stock appreciation rights with a weighted average exercise price of $4.22 per share, (iv) 8,604,489 shares of common stock available for future stock award grants, and (v) 214,910 shares of common stock issuable upon conversion of 128,989 outstanding shares of our Series A convertible preferred stock.

RISK FACTORS

Investing in our common stock offered pursuant to this prospectus supplement involves risk. Before you invest in our common stock you should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, before investing in our common stock. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. This effect could be compounded if multiple risks were to occur. The occurrence of any of these risks might cause you to lose all or part of your investment. Please also refer to the section above entitled “Cautionary Statement” regarding forward-looking statements included or incorporated herein by reference.

Risks Related to the Offering

Fluctuations in the price of our common stock, including as a result of actual or anticipated sales of shares by stockholders may make our common stock more difficult to resell.

The market price and trading volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, our operations, business prospects or liquidity or this offering. During the period from January 1, 2012 to January 16, 2014, our common stock has fluctuated from a high of $6.89 per share to a low of $2.72 per share. In addition to the risk factors discussed in our periodic reports, in the accompanying prospectus and elsewhere in this prospectus supplement, the price and volume volatility of our common stock may be affected by actual or anticipated sales of common stock by existing stockholders, including of shares purchased in this offering, whether in the market or in subsequent public offerings. Stock markets in general have experienced extreme volatility recently that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating results.

As a result, these fluctuations in the market price and trading volume of our common stock may make it difficult to predict the market price of our common stock in the future, cause the value of your investment to decline and make it more difficult to resell our common stock.

We have broad discretion as to the use of the net proceeds we receive from this offering and may not use them effectively.

We retain broad discretion to use the net proceeds from this offering of our common stock for future acquisitions as part of our strategy to pursue growth opportunities and/or for general corporate purposes, which may include, among other things, investment in our next generation end-to-end solutions and products, debt repayment, working capital and capital expenditures. Net proceeds may be temporarily invested before use. Accordingly, you will have to rely upon the judgment of our management with respect to the use of those net proceeds. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds.”

There may be future sales or other dilution of our equity, including activity from acquisitions or earn outs related to acquisitions, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering up to 5,500,000 shares of common stock, and potentially an additional 825,000 shares of common stock if the over-allotment option is exercised in full. The issuance of additional shares of our common stock in this offering or other issuances of our common stock or convertible or other equity linked securities, including options and warrants, or otherwise, in connection with capital raising transactions, as payment of the consideration for acquisitions or for employee compensation or other purposes will dilute the ownership interest of our common stockholders. As of November 1, 2013, we had 47,930,160 outstanding shares of common stock. As of September 30, 2013, we had (i) an aggregate of 380,238 shares of our common stock issuable upon the exercise of stock options under our stock compensation plans with a weighted average exercise price of $3.39 per share, (ii) 351,270 shares of our common stock issuable upon vesting of restricted share units and performance shares, (iii) 829,910 shares of common stock issuable upon the exercise of stock appreciation rights with a weighted average exercise price of $4.22 per share, (iv) an aggregate of 214,910 shares of common stock deliverable upon conversion of the outstanding Series A convertible preferred stock, and (iv) 8,604,489 shares of our common stock available for future issuance under our 2006 Long-Term Incentive Plan.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 5,500,000 shares of common stock in this offering at a public offering price of $6.15 per share and a net tangible book value of $3.60 per share of our common stock as of September 30, 2013, if you purchase shares of common stock in this offering, you will suffer immediate dilution of $2.55 per share in the net tangible book value of the common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-20 for a more detailed discussion of the dilution you will incur in connection with this offering.

Risks Related to Our Business; Risks Related to Our Technology; and Risks Related to an Investment in Our Common Stock

In addition to the risk factors related to our business, our technology and an investment in our common stock described in Part I, Item 1A, “Risk Factors” included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, our business may have the following additional risks:

Our success depends, in part, on our ability to effect suitable investments, alliances and acquisitions.

On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

We may have difficulty integrating companies we acquire.

Our consummation of acquisition transactions could result in:

•	issuances of equity securities dilutive to our then existing shareholders;

•	large one-time write-offs;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

Additionally, in periods subsequent to an acquisition, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources. We could face several challenges integrating acquisitions, including:

•	the difficulty of integrating acquired technology into our product offerings;

•	the impairment of relationships with employees and customers;

•	the difficulty of coordinating and integrating overall business strategies and worldwide operations;

•	the inability to maintain brand recognition of acquired businesses;

•	the inability to maintain corporate controls, procedures and policies;

•	the failure of acquired features, functions, products or services to achieve market acceptance; and

•	the potential unknown liabilities associated with acquired businesses.

We cannot assure you that we will be able to address these challenges successfully.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $31.8 million, or approximately $36.7 million if the underwriters exercise in full their option to purchase additional shares of common stock to cover overallotments, in each case, after deducting underwriting discounts and commissions and our estimated expenses related to the offering. We intend to use the net proceeds from this offering for future acquisitions as part of our strategy to pursue growth opportunities and/or for general corporate purposes, which may include, among other things, investments in our next generation end-to-end solutions and products, debt repayment, working capital and capital expenditures. Net proceeds may be temporarily invested before use.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected consolidated financial information of ORBCOMM set forth below for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm, and are incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial information of ORBCOMM set forth below for the years ended December 31, 2009 and 2008 and as of December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement or the accompanying prospectus. The selected consolidated financial information of ORBCOMM set forth below as of and for the nine months ended September 30, 2013 and 2012 have been derived from our unaudited condensed consolidated financial statements. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of the results to be expected in the future. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement.

	Nine Months Ended And At September 30,		Year Ended And At December 31,
	2013	2012	2012	2011	2010	2009	2008
	(unaudited in thousands,except per share data)		(in thousands, except per share data)
Statement of Operations Data:
Service revenues	$41,174	$36,657	$49,026	$37,513	$34,257	$27,143	$23,811
Product sales	$13,798	$11,635	$15,472	$8,793	$2,419	$423	$3,498
Total Revenue	$54,972	$48,292	$64,498	$46,306	$36,676	$27,566	$27,309
Total Costs and Expenses	$50,804	$41,611	$55,400	$45,321	$38,094	$30,031	$30,126
Income (Loss) from Operations	$4,168	$6,681	$9,098	$985	$(1,418)	$(2,465)	$(2,817)
Income (Loss) from Continuing Operations Before Income Taxes	$4,530	$7,840	$10,293	$771	$(1,408)	$(2,355)	$(2,387)
Income (Loss) from Continuing Operations	$3,927	$6,760	$8,903	$(56)	$(1,192)	$(2,355)	$(2,387)
Loss from Discontinued Operations	$—	$—	$—	$—	$(3,753)	$(954)	$(1,682)
Net Income (Loss)	$3,927	$6,760	$8,903	$(56)	$(4,945)	$(3,309)	$(4,069)
Net Income (Loss) Attributable to ORBCOMM Inc.	$3,780	$6,615	$8,742	$(18)	$(5,169)	$(3,439)	$(4,540)
Net Income (Loss) Attributable to ORBCOMM Inc. Common Stockholders	$3,734	$6,562	$8,673	$(45)	$(5,169)	$(3,439)	$(4,540)
Per Share Information—Basic:
Income (Loss) from Continuing Operations	$0.08	$0.14	$0.19	$(0.00)	$(0.03)	$(0.06)	$(0.07)
Loss from Discontinued Operations	$—	$—	$—	$—	$(0.09)	$(0.02)	$(0.04)
Net Income (Loss) Attributable to ORBCOMM Inc. Common Stockholders	$0.08	$0.14	$0.19	$(0.00)	$(0.12)	$(0.08)	$(0.11)
Weighted Average Common Shares Outstanding	47,213	46,596	46,635	44,579	42,586	42,404	41,984

	Nine Months Ended And At September 30,		Year Ended And At December 31,
	2013	2012	2012	2011	2010	2009	2008
	(unaudited in thousands, except per share data)		(in thousands, except per share data)
Per Share Information—Diluted:
Income (Loss) from Continuing Operations	$0.08	$0.14	$0.18	$(0.00)	$(0.03)	$(0.06)	$(0.07)
Loss from Discontinued Operations	$—	$—	$—	$—	$(0.09)	$(0.02)	$(0.04)
Net Income (Loss) Attributable to ORBCOMM Inc. Common Stockholders	$0.08	$0.14	$0.18	$(0.00)	$(0.12)	$(0.08)	$(0.11)
Weighted Average Common Shares Outstanding	48,475	47,432	47,514	44,579	42,586	42,404	41,984
Balance Sheet Data:
Total Assets	$262,297	$214,144	$206,766	$197,169	$171,469	$181,059	$191,367
Note Payable, net of current portion	$45,000	$3,167	$3,398	$3,376	$—	$—	$—
Note Payable—Related Party	$1,537	$1,468	$1,503	$1,480	$1,416	$1,398	$1,244
Total Equity	$190,194	$180,305	$182,388	$170,577	$158,119	$160,918	$163,051

COMMON STOCK PRICE RANGE AND DIVIDENDS

Price of Our Common Stock

Our common stock is listed on The NASDAQ Global Market under the symbol “ORBC”. The following table sets forth, for the periods indicated, the intraday high and low sales prices per share of our common stock as reported on The NASDAQ Global Market.

	Price range of common stock
	High	Low
Year ended December 31, 2012
First Quarter ended March 31, 2012	$3.95	$3.03
Second Quarter ended June 30, 2012	$3.91	$3.01
Third Quarter ended September 30, 2012	$3.87	$2.72
Fourth Quarter ended December 31, 2012	$4.19	$2.97
Year ended December 31, 2013
First Quarter ended March 31, 2013	$5.40	$3.67
Second Quarter ended June 30, 2013	$5.23	$3.40
Third Quarter ended September 30, 2013	$5.51	$4.46
Fourth Quarter ended December 31, 2013	$6.63	$5.23
Year ending December 31, 2014
First Quarter through January 16, 2014	$6.89	$6.02

The last reported sale price of our common stock on The NASDAQ Global Market on January 16, 2014 was $6.79 per share. As of November 1, 2013, there were 47,930,160 shares of our common stock outstanding.

Dividend Payments and Policy

Common stock: We have never declared or paid cash dividends on shares of our common stock. Our board of directors currently intends to retain all available funds and future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on our common stock for the foreseeable future. Our board of directors may, from time to time, examine our dividend policy and may, in its absolute discretion, change such policy.

Series A convertible preferred stock: Pursuant to the terms of our Series A convertible preferred stock, the holders of our Series A convertible preferred stock are entitled to receive a cumulative 4% annual dividend payable quarterly in additional shares of Series A convertible preferred stock. For the nine months ended September 30, 2013, we paid dividends in the amount of 4,647 shares of our Series A convertible preferred stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on (i) an actual basis, and (ii) an as adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming net proceeds of approximately $31.8 million and assuming no exercise of the over-allotment option).

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial Information” and our consolidated financial statements and related notes incorporated herein by reference.

	September 30, 2013
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$77,496	$109,330

Short-term debt	$—	$—

Long-term debt:
Note payable—related party	1,537	1,537
Note payable, net of current portion	45,000	45,000

Total long-term debt	$46,537	$46,537

Total debt	$46,537	$46,537

Equity:
ORBCOMM Inc. stockholders’ equity:
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 128,989 shares issued and outstanding	$1,288	$1,288
Common stock, par value $0.001 per share; 250,000,000 shares authorized; 47,733,787 shares issued, actual; 53,233,787 shares issued, as adjusted	48	53
Additional paid-in-capital	253,027	284,855
Accumulated other comprehensive income	341	341
Accumulated deficit	(64,222)	(64,222)
Less treasury stock, at cost, 29,990 shares	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	190,386	222,219
Noncontrolling interests	(192)	(192)

Total equity	190,194	222,027

Total capitalization (including short-term debt)	$236,731	$268,564

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of September 30, 2013, our net tangible book value was approximately $159.6 million, or approximately $3.35 per share of our common stock. Net tangible book value per share is equal to our total net tangible assets, or total net assets less intangible assets, divided by the number of shares of our outstanding common stock. After giving effect to the sale by us of 5,500,000 shares of our common stock in this offering at a public offering price of $6.15 per share and after deducting the estimated offering expenses of this offering paid by us, our as adjusted net tangible book value as of September 30, 2013 attributable to common stockholders would have been approximately $191.4 million, or approximately $3.60 per share of our common stock. This represents an immediate increase in as adjusted in net tangible book value to our existing stockholders, and an immediate dilution of $2.55 per share to new investors purchasing shares in this offering. Dilution in the as adjusted net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Public offering price per share		$6.15
Net tangible book value per common share before the offering	$3.35
Change in net tangible book value per share attributable to this offering	$0.25

As adjusted net tangible book value per share after the offering		$3.60

Dilution per common share to new investors		$2.55

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering would increase to $3.63 per share and the dilution per share to new investors would be $2.52 per share.

The discussion and table above exclude the following:

•	an aggregate of 380,238 shares of common stock subject to outstanding options at a weighted average exercise price of $3.39 per share as of September 30, 2013;

•

351,270 and 829,910 shares of common stock deliverable upon vesting of outstanding restricted stock units (“RSUs”) and exercise of outstanding stock appreciation rights (“SARs”) with a weighted average issuance and exercise price of $4.22 per share, respectively, as of September 30, 2013;

•	An aggregate of 214,910 shares of common stock deliverable upon conversion of the outstanding Series A convertible preferred stock; and

•	8,604,489 shares of common stock available for future issuance at September 30, 2013 under our 2006 Long-Term Incentive Plan.

If all outstanding options and SARs are exercised, in each case, all outstanding RSUs vest and all outstanding shares of the Series A convertible preferred stock are converted immediately after this offering, the as adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering would decrease to $3.50 per share and the dilution per share to new investors would be $2.65 per share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

We currently do not intend to make distributions with respect to our common stock. However, if we were to make distributions with respect to our common stock, such distributions may be subject to the U.S. federal income tax treatment described below.

Distributions made to non-U.S. holders out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, generally will be subject to withholding of

United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, such distributions that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment), are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected distributions received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax or exchange of information treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Legislation Affecting Taxation of Common Shares Held By or Through Foreign Entities.

Recently enacted legislation (“FATCA legislation”) may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution (whether as beneficial owner or intermediary) unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity (whether as beneficial owner or intermediary) unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner.

Treasury Regulations and IRS guidance provide that the withholding of 30% described in the preceding paragraph will not apply to dividends on our common shares until after June 30, 2014, and will not apply to gross proceeds from the sale or other disposition of our common shares until after December 31, 2016.

If any withholding under FATCA legislation is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a ‘‘participating foreign financial institution’’ (as defined under FATCA legislation) will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA legislation. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement entered into with the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock set forth opposite their names below:

Underwriter	Number of shares
Raymond James & Associates, Inc.	4,262,500
Canaccord Genuity Inc.	687,500
Craig-Hallum Capital Group LLC	550,000

Total	5,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 825,000 additional shares of common stock, at the same price per share as they are paying for the shares shown in the table above. If the underwriters exercise their option to purchase any of the additional 825,000 shares, each underwriter, subject to certain conditions, will become obligated to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold.

Commissions and Discounts

The underwriters propose to offer the common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $0.3075 per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering will be approximately $300,000.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$0.3075	$0.3075
Total	$1,691,250	$1,944,937

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

We have agreed that for a period of 75 days commencing after the date of this prospectus (the “Lock-Up Period”), we will not directly or indirectly, without the prior written consent of Raymond James & Associates, Inc., (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be reasonably expected to, result in the disposition by any person at any time in the future) any shares of common stock or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration for the offer and sale by us of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing. The restrictions contained in the preceding sentence shall not apply to (A) the shares of common stock to be sold hereunder, (B) the issuance of shares of common stock, restricted stock units, stock appreciation rights, options to purchase common stock or performance units pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans in effect on the date of the underwriting agreement or pursuant to currently outstanding restricted stock units, stock appreciation rights, options, warrants or rights, (C) the conversion or exchange of options, warrants or other securities convertible into or exchangeable for our common stock outstanding as of the date of the underwriting agreement, (D) the issuance of shares of Series A convertible preferred stock as dividends on outstanding shares of Series A convertible preferred stock or (E) the issuance of shares of common stock in satisfaction of the our earn-out obligations in connection with the acquisition of substantially all the assets of MobileNet, Inc.

Certain of our directors, executive officers and stockholders have entered into lock-up agreements with Raymond James & Associates, Inc. pursuant to which each of them will not, without the prior written consent of Raymond James & Associates, Inc., (1) offer for sale, sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any common stock, options, warrants, performance units or other securities convertible into or exchangeable for common stock of the Company (the “Company Securities”) or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held or acquired after the date of the underwriting agreement, or that may be deemed to be beneficially owned by such director, executive officer or stockholder (collectively, the “Lock-Up Shares”), pursuant to the rules and regulations promulgated under the Securities Act and Exchange Act, during the Lock-Up Period, (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that he or she has or may have hereafter to require us to register under the Securities Act his or her sale, transfer or other disposition of any of the Lock-Up Shares, (3) otherwise participate as a selling securityholder in any manner in any registration of Lock-Up Shares effected by us under the Securities Act, including under the registration statement to which this prospectus is a part of, during the Lock-Up Period, or (4) engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares. The restrictions contained in the preceding sentence shall not apply to (A) any transfer of Lock-Up Shares to a family member or trust, (B) any bona fide gift, provided that in the case of any transfer, gift or other disposition pursuant to (A) or (B), the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any filings made after the expiration of Lock-Up Period), (C) any transfer of Lock-Up Shares by will or intestate succession, (D) any transfer of Lock-Up Shares solely to cover applicable withholding taxes due upon the vesting of stock-based awards under our equity compensation plans, (E) the conversion or exchange of convertible or exchangeable Company securities outstanding as of the date of the lock-up agreement, (F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Shares, or (G) the transfer of Lock-Up Shares pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the lock-up agreement.

Notwithstanding the foregoing paragraphs, if (1) during the last 17 days of the Lock-Up period, we issue a release concerning earnings or material news or a material event relating to us occurs, or (2) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up period, then the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the release concerning earnings or the material news or the occurrence of the material event, unless Raymond James & Associates, Inc. waives such extension in writing.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the common stock on The NASDAQ Global Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on The NASDAQ Global Market or otherwise.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “ORBC.”

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Affiliations

Each of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. We expect to continue to use Raymond James & Associates, Inc., Canaccord Genuity Inc. and Craig-Hallum Capital Group LLC and their respective affiliates for various services in the future.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed on for us by Chadbourne & Parke LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of ORBCOMM Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of PAR Logistics Management Systems Corporation as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the GlobalTrak division of System Planning Corporation as of December 31, 2012 and for the year then ended have been incorporated by reference herein and have been audited by BDO USA, LLP, independent registered public accounting firm, as indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.orbcomm.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus supplement.

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference in this prospectus supplement the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, as amended on April 30, 2013;

•	Our Proxy Statement for the 2013 Annual Meeting of Shareholders filed on April 2, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•	Our amended current report on Form 8-K/A filed on March 30, 2012 (amending our current report on Form 8-K filed on January 19, 2012);

•	Our current report on Form 8-K filed on January 7, 2013;

•	Our current report on Form 8-K filed on April 5, 2013;

•	Our current report on Form 8-K filed on April 29, 2013;

•	Our amended current reports on Form 8-K/A filed on June 19, 2013 and June 21, 2013 (amending our current report on Form 8-K filed on April 5, 2013);

•	Our current report on Form 8-K filed on September 13, 2013;

•	Our current report on Form 8-K filed on September 27, 2013;

•	Our current report on Form 8-K filed on January 16, 2014; and

•

The description of our common stock contained in our Registration Statement on Form S-1 filed on April 27, 2007, as amended (File No. 333-142427), including any amendment or report that updates such description.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to ORBCOMM Inc., 395 W. Passaic Street, Rochelle Park, New Jersey 07662, Attention: Investor Relations, (703) 433-6505.

PROSPECTUS

ORBCOMM Inc.

$40,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

910,000 Shares of Common Stock

Offered by Selling Stockholders

We may use this prospectus at any time or from time to time to offer, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock or preferred stock or units consisting of any combination of the foregoing securities. Any or all of the securities may be offered and sold separately or together. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. In addition, the selling stockholders named in this prospectus or any prospectus supplement or other filing under the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this prospectus may offer at any time or from time to time, in one or more offerings, up to 910,000 shares of our common stock. We will not receive any proceeds from sales of shares by the selling stockholders.

This prospectus describes the general terms of these securities and the general manner in which we and the selling stockholders will offer them. We and the selling stockholders will provide the specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements before you invest.

We and the selling stockholders may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is traded on The Nasdaq Global Market under the symbol “ORBC”.

Investing in these securities involves certain risks. See “Risk Factors” on page 7. You should carefully consider the risk factors described in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or in any applicable prospectus supplement before you decide to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock or preferred stock or units consisting of any combination of the other securities described in this prospectus, up to a maximum aggregate offering price of $40,000,000. In addition, the selling stockholders may sell, at any time and from time to time, in one or more offerings, up to 910,000 shares of our common stock.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer and the manner in which we or the selling stockholders may offer them. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the manner in which they will be offered. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements together with the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “ORBCOMM”, “the company”, “we”, “us” and “our” are to ORBCOMM Inc. unless the context indicates otherwise. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.orbcomm.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus.

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Our amended current report on Form 8-K/A filed on August 1, 2011 (amending our current report on Form 8-K filed on May 20, 2011);

•	Our current report on Form 8-K filed on January 19, 2012;

•	Our current report on Form 8-K filed on February 27, 2012;

•	Our amended current report on Form 8-K/A filed on March 6, 2012 (amending our current report on Form 8-K filed on December 29, 2011);

•	Our current report on Form 8-K filed on March 12, 2012;

•	Our amended current report on Form 8-K/A filed on March 30, 2012 (amending our current report on Form 8-K filed on January 19, 2012);

•	Our current report on Form 8-K filed on April 2, 2012; and

•

The description of our common stock contained in our Registration Statement on Form S-1 filed on April 27, 2007, as amended (File No. 333-142427), including any amendment or report that updates such description.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to ORBCOMM Inc., 2115 Linwood Avenue, Suite 100, Fort Lee, NY 07024, Attention: Investor Relations, (703) 433-6505.

CAUTIONARY STATEMENT

This prospectus, and documents that are incorporated by reference in this prospectus, contain statements that constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to:

•	ongoing global economic instability and uncertainty;

•	substantial losses we have incurred and may continue to incur;

•	demand for and market acceptance of our products and services and the applications developed by our resellers;

•	we may need additional capital to pursue our growth strategy;

•

loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., and Asset Intelligence, a subsidiary of I.D. Systems, Inc., other value-added resellers or VARs and international value-added resellers or IVARs;

•	loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime;

•	dependence on a few significant customers;

•	our acquisition of StarTrak Systems and PAR Logistics Management Systems may expose us to additional risks;

•	litigation proceedings;

•	technological changes, pricing pressures and other competitive factors;

•	the inability of our international resellers and licensees to develop markets outside the United States;

•	the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites;

•	market acceptance and success of our Automatic Identification System (“AIS”) business;

•	satellite launch and construction delays and cost overruns of our next generation satellites and launch vehicles;

•	in-orbit satellite failures or reduced performance of our existing satellites;

•	significant liabilities created by products we sell;

•	the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events;

•	our inability to renew or expand our satellite constellation;

•	political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we operate;

•	changes in our business strategy; and

•	the other risks described in our filings with the SEC.

In addition, specific consideration should be given to various factors described in more detail in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

OUR COMPANY

We are a global commercial wireless data communications company focused on machine-to-machine (M2M) communications. Our services are designed to enable businesses and government agencies to track, monitor, control and communicate with fixed and mobile assets. We operate a two-way global wireless data messaging system optimized for narrowband data communication. We also provide customers with technology to proactively monitor manage and remotely control refrigerated transportation assets. This technology enables us to expand our global technology platform by transferring capabilities across new and existing vertical markets and deliver complementary products to our channel partners and resellers worldwide. We provide these services through a constellation of 27 low-Earth orbit satellites, two AIS microsatellites and accompanying ground infrastructure, and also provide terrestrial-based cellular communication services through reseller agreements with major cellular wireless providers. Our satellite-based system uses small, low power, fixed or mobile satellite subscriber communicators for connectivity, and cellular wireless subscriber identity modules, or SIMS, are connected to the cellular wireless providers’ networks, with data gathered over these systems is capable of being connected to other public or private networks, including the Internet.

Our principal executive officers are located at 2115 Linwood Avenue, Fort Lee, New Jersey 07024 and our telephone number is (201) 363-4900. Our website is www.orbcomm.com and information contained on our website is not included as a part of, or incorporated by reference into, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the information included and incorporated by reference in this prospectus and the applicable prospectus supplement before you decide to purchase these securities, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, as updated by periodic and current reports that we file with the SEC after the date of this prospectus. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. The occurrence of any of these risks might cause you to lose all or part of your investment in these securities. Please also refer to the section above entitled “Cautionary Statement”.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we anticipate that the net proceeds from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement will be used for general corporate purposes, which may include, among other things, debt repayment, stock repurchases, working capital and/or capital expenditures. Net proceeds may be temporarily invested before use.

The selling stockholders will receive all of the net proceeds from the resale of their shares of our common stock pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sales by the selling stockholders.

DILUTION

If required by SEC rules, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERENCE DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated.

	Fiscal Year Ended December 31,
	2011	2010		2009		2008		2007
Ratio of earnings to fixed charges	2.9	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)
Ratio of earnings to combined fixed charges and preference security dividends	2.6	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)

For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations, adjusted for fixed charges, interest capitalized and income from noncontrolling interests of subsidiaries that have not incurred fixed charges. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized). “Preference Security Dividend” is defined as the amount of pre-tax earnings required to pay the dividends on our outstanding preferred stock.

(1)	Earnings were insufficient to cover fixed charges and combined fixed charges and preference security dividends by $1.9 million, $2.5 million, $2.9 million and $2.6 million for the fiscal years ended December 31, 2010, 2009, 2008 and 2007, respectively.

DESCRIPTION OF DEBT SECURITIES

We may issue the debt securities offered by this prospectus under an indenture to be entered into between us and a trustee to be selected by us. We have summarized certain provisions of this indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The form of indenture is filed as an exhibit to the registration statement for these securities that we have filed with the SEC. If we elect to issue debt securities under another indenture, we will describe certain provisions of that indenture in a prospectus supplement.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement.

We encourage you to carefully read the summary below, the applicable prospectus supplements and the indenture.

General

Our indenture provides that we may issue debt securities in one or more series and does not limit the amount of debt securities that may be issued. The debt securities may be senior debt securities or subordinate debt securities. We will include in a supplement to this prospectus the specific terms of debt securities being offered, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be our direct unsecured obligations. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities. We may also issue additional amounts of a series of debt securities without the consent of the holders of that series.

The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

•	the title and principal amount of the series and whether the series will be senior debt securities or subordinate debt securities;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	the date or dates on which the principal (and any premium) will be payable, or the method for determining these date(s);

•	the interest rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

•	the date or dates from which interest will accrue and the date or dates on which interest will be payable;

•	the place or places where payments will be made;

•	any provisions for redemption of the debt securities at our option;

•	any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	whether we will issue the debt securities in the form of global securities, the depositary for global securities and provisions for depository arrangements and other applicable terms;

•

whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•	any provision that would determine payments on the debt securities by reference to an index;

•	the person to whom we will pay any interest, if other than the record holder on the applicable record date;

•	the manner in which any interest payable on any temporary global security will be paid on an interest payment date;

•	any changes in or additions to the events of default or covenants contained in the indenture;

•	any defeasance or covenant defeasance provisions;

•	any conversion or exchange features of the debt securities;

•	whether the debt securities are senior or subordinated and the terms of subordination applicable to any series of subordinated debt securities;

•	the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee;

•	whether the debt securities will be secured or unsecured and the terms of any security arrangements; and

•	any other terms of the debt securities (which will not conflict with the terms of the indenture).

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any material special U.S. federal income tax considerations or other material special considerations applicable to debt securities we sell at an original issue discount, we will describe them in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement any material special U.S. federal income tax considerations and any other material special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form and Denominations

Unless we indicate otherwise in the applicable prospectus supplement, debt securities issued as registered securities will be denominated in U.S. dollars in multiples of $1,000. The indenture provides that we may issue debt securities in global form and in any denomination. Please see “—Global Securities” below.

Registration, Transfer and Exchange

A holder may exchange registered debt securities for other registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. Debt securities may be exchanged, and a transfer of registered debt securities may be registered, at the office of the security registrar. We may also designate a transfer agent for this purpose for any series of debt securities. No service charge will be made for any exchange or transfer, but payment of any taxes or other governmental charges will be required. We may change the place for exchange and registration of transfer, and may rescind any designation of a transfer agent, at any time. If debt securities of a series are issuable in registered form, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If debt securities of a particular series are to be redeemed, we will not be required to issue, exchange or register the transfer of:

•

any debt securities of that series, during a period beginning 15 days before selection of debt securities to be redeemed and ending at the close of business on the day the redemption notice is mailed; or

•	any registered debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

We may issue one or more series of the debt securities in the form of global securities that will be deposited with a depositary. This means that we will not issue certificates to each holder of debt securities of that series. Instead, one or more global securities will be issued to the depositary, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased these debt securities. The participant will then keep a record of its clients who purchased these debt securities.

Beneficial interests in global securities will be shown on, and transfers of those interests will be made only through, records maintained by the depositary and its participants. We will make payments on the debt securities represented by a global security only to the depositary, as the registered holder of these debt securities. All payments to the participants are the responsibility of the depositary, and all payments to the beneficial holders of the debt securities are the responsibility of the participants.

Certificates for the debt securities of the series in question may be issued to beneficial holders in some circumstances, including termination of the depositary arrangements by us or the depositary.

If debt securities are to be issued as global securities, the prospectus supplement will name the depositary and will describe the depository arrangements and other applicable terms.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payments for registered debt securities will be made at the office of the trustee in New York, New York. However, we may choose instead to pay principal by check to the registered owner against surrender of the debt securities or to pay interest on registered debt securities by (i) check mailed to the address of the registered owner or (ii) transfer to an account located in the United States maintained by the registered owner. Unless otherwise indicated in the applicable prospectus supplement, each interest payment on registered debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

We may from time to time designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

Payments on any debt securities that are payable in a currency other than dollars may be made in dollars in certain circumstances when that currency is no longer used. The prospectus supplement for any such debt securities will describe the circumstances in which this will occur.

Any moneys we deposit with the trustee or paying agent for the payment of principal (or premium, if any) or interest, if any, on any debt security that remains unclaimed at the end of two years after the payment is due and payable will be repaid to us upon our request. Thereafter, the holder of the debt security will look only to us for that payment.

Covenants

Any covenants pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities. Except for covenants applicable to debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions contained in the indenture that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us.

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any other entity, so long as certain specified conditions are met, including:

•

the corporation surviving the merger or consolidation, or which acquires the assets, is organized under the laws of the United States, or any state of the United States, and expressly assumes our obligations under the indenture; and

•	after giving effect to the transaction, there is no event of default under the indenture (as defined below) or event which, after notice or lapse of time or both, would become an event of default.

The successor corporation formed by the consolidation or merger, or to which the conveyance or transfer is made, shall succeed to and be substituted for us under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture, the debt securities.

Covenant Defeasance

The prospectus supplement will state whether the indenture’s covenant defeasance provisions apply to the series of debt securities being offered. If these provisions apply, (i) we may omit to comply with certain covenants and (ii) the noncompliance will not be deemed to be an event of default under the indenture and the debt securities, if we irrevocably deposit with the trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any), interest, if any, and any other sums payable on the debt securities when due. We must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain obligations and will be subject to the same federal income tax consequences as if the deposit, defeasance and discharge had not occurred. Our obligations under the indenture and debt securities, other than with respect to the relieved covenants referred to above, and the events of default, other than the relieved event of default referred to above, will remain in full force and effect.

Modification of Indenture and Waiver of Certain Covenants

Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

With the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series. However, the consent of the holder of each outstanding debt security affected is required for execution of a supplemental indenture that would (i) change the maturity of principal or interest, if any, on any debt security, reduce the amount of any principal, premium or interest payment, change the currency in which any debt security is payable or impair the right to bring suit to enforce any payment rights, or (ii) reduce the percentage of holders of debt securities of the series whose consent is required to authorize the supplemental indenture.

The holders of a majority of the outstanding principal amount of the debt securities of any series may waive our compliance with certain covenants in the indenture with respect to that series.

The indenture contains provisions for determining whether the holders of the requisite percentage of outstanding principal amount of a series of debt securities have given any request, demand, authorization, direction, notice, consent or waiver, in cases where debt securities were issued at a discount, or where the principal amount was denominated in a foreign currency. In addition, for these purposes, debt securities owned by us or our affiliates are deemed not to be outstanding.

Defaults and Certain Rights on Default

An “event of default” with respect to any series of debt securities is defined in the indenture as any of the following events:

•	failure to pay any interest on the debt securities of the series for 30 days after it is due;

•	failure to pay principal of (and premium, if any, on) the debt securities of the series when due, whether at maturity, upon acceleration or upon redemption;

•	failure to perform any other covenant in the indenture for 90 days after notice;

•	certain events of bankruptcy, insolvency, receivership or reorganization relating to us; or

•	any other event of default made applicable to a particular series of debt securities and described in the applicable prospectus supplement for that series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series. We are required to deliver to the trustee annually a written statement as to the fulfillment of our obligations under the indenture.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the series may declare the principal amount of all the debt securities of the series to be immediately due and payable. The declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding principal amount of the debt securities of the series.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities, unless the holders offer to the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, subject to certain limitations described in the indenture, the holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The holders of a majority of the outstanding principal amount of the debt securities of any series may waive any past default with respect to debt securities of the series except a default in payment on any of the debt securities of the series or a default with respect to a covenant that cannot be modified without the consent of the holder of each debt security affected.

Conversion Rights

If applicable, the terms of debt securities of any series that is convertible into or exchangeable for our common stock or other securities or property will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be subject to adjustment.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our amended bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue (1) 250,000,000 shares of common stock, with a par value of $0.001 per share, of which 46,452,726 shares were outstanding as of March 15, 2012 and (2) 50,000,000 shares of preferred stock, with a par value of $0.001 per share, of which 1,000,000 shares are designated as Series A convertible preferred stock and 176,756 shares were outstanding as of March 31, 2012. The authorized shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Certain of the provisions described below could have the effect of discouraging transactions that might lead to a change of control of us. These provisions:

•

establish a classified board of directors whereby our directors are divided into three classes, nearly equal in number as possible, and elected for staggered three-year terms in office so that only a portion of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation; and

•	preclude stockholders from amending our bylaws or calling a special meeting of stockholders.

Common Stock

Dividends. Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

Voting. Each holder of common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

Other Rights. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred Stock

General. Our restated certificate of incorporation permits us to issue up to 50,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designations and the relative rights, preferences and limitations of the preferred stock of each series will be fixed by an amendment to our restated certificate of incorporation relating to each series adopted by our board, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•

the terms on which the shares may be redeemed, if at all, including any restrictions on the repurchase or redemption of such shares by us while there is an arrearage in the payment of dividends or sinking fund installments if applicable;

•	the terms of any sinking fund for the purchase or redemption of the shares of the series;

•	the amounts payable on shares in the event of liquidation, dissolution or winding up;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into our shares of any other class or series or any other securities of ours or of any other corporation;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt.

Series A Convertible Preferred Stock

General. Our Certificate of Designation of Series A Convertible Preferred Stock, authorizes us to issue up to 1,000,000 shares designated as “Series A Convertible Preferred Stock”. Holders of Series A convertible preferred stock are entitled, in preference to holders of common stock, to such dividends as the board of directors may declare out of funds legally available for the purpose and payments upon our dissolution, liquidation and winding-up of ORBCOMM.

Dividends. Holders of the Series A convertible preferred stock are entitled to receive a cumulative 4% dividend annually (calculated on the basis of the redemption price of $10.00 per share) payable quarterly in additional shares of the Series A convertible preferred stock.

Conversion. Shares of the Series A convertible preferred stock are convertible into 1.66611 shares of common stock: (1) at the option of the holder at any time or (2) at our option beginning six months from the issuance date and if the average closing market price for our common stock for the preceding twenty consecutive trading days equals or exceeds $11.20 per share.

Voting. Each share of the Series A convertible preferred stock is entitled to one vote for each share of common stock into which the preferred stock is convertible.

Liquidation. In the event of any liquidation, sale or merger of ORBCOMM, the holders of the Series A convertible preferred stock are entitled to receive prior to and in preference over the common stock, an amount equal to $10.00 per share plus unpaid dividends.

Redemption. The Series A convertible preferred stock may be redeemed by us for an amount equal to the issuance price of $10.00 per share plus all unpaid dividends at any time after two years from the issuance date.

No Sinking Fund. The shares of the Series A convertible preferred stock will not be entitled to benefit of any sinking or purchase fund to applied to the redemption to purchase of such stock.

Other. The affirmative vote or written consent of the holders of at least two-thirds (2/3) of the aggregate number of shares at the time outstanding of the Series A convertible preferred stock is required for us to authorize, create or increase any capital stock ranking equal or prior to the Series A convertible preferred stock as to dividends or liquidation rights, or change any of the powers, preferences or rights given to the Series A convertible preferred stock to adversely affect it.

Certain Provisions in our Restated Certificate of Incorporation and Amended Bylaws

Our restated certificate of incorporation and amended bylaws contain various provisions intended to (1) promote the stability of our stockholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Classified Board of Directors. Pursuant to our restated certificate of incorporation and amended bylaws the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of one third of the directors. Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. The terms of office of the three classes of director will expire, respectively, at our annual meetings in 2012, 2013 and 2014. The term of the successors of each such class of directors will expire three years from the year of election.

Removal of Directors; Vacancies. Under Delaware law, unless otherwise provided in our restated certificate of incorporation, directors serving on a classified board of directors may be removed by the stockholders only for cause. Our restated certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of 75% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our restated certificate of incorporation provides that any vacancy created by removal of a director shall be filled by a majority of the remaining members of the board of directors even though such majority may be less than a quorum.

Special Meetings; Written Consent. Our restated certificate of incorporation and amended bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our amended and restated certificate provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our amended bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our restated certificate of incorporation provides that the affirmative vote of at least 66-2/3 % of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

•	the election of directors;

•	the right to call a special meeting of stockholders;

•	the right to act by written consent;

•	amending our restated certificate of incorporation or amended bylaws; or

•	the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended bylaws and that the amendment or repeal by stockholders of any of our amended bylaws would require the affirmative vote of at least 66-2/3% of the voting power described above, voting together as a single class.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The foregoing summary is qualified in its entirety by the provisions of our restated certificate of incorporation and amended bylaws, copies of which have been filed with the SEC.

Transfer Agent and Registrar

Computershare (successor to The Bank of New York Mellon’s Shareowner Services business) is the transfer agent and registrar for our common stock and our Class A convertible preferred stock. The transfer agent for any other series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by the provisions of the warrant agreement that we will enter into with a warrant agent we select at the time of issue. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants evidenced by warrant certificates under the warrant agreement by means of a prospectus supplement which will describe the terms of the warrants, including:

•	the price or prices at which warrants will be issued, if any;

•

the principal amount of debt securities or the number of shares of common or preferred stock purchasable upon exercise of one warrant and the initial price at which the principal amount of debt securities or shares, as applicable, may be purchased upon exercise;

•	in the case of debt warrants, the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with the underlying securities;

•	in the case of preferred stock warrants, if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the dates on which the right to exercise the warrants begins and expires;

•	if necessary, certain material United States federal income tax consequences;

•	call provisions, if any;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currencies in which the offering price and exercise price are payable;

•	the identity of the warrant agent for the warrants; and

•	if applicable, the antidilution provisions of the warrants.

Rights as Holders of Debt Securities

Debt warrant holders, as such, will not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders will not be entitled to payments of principal of and interest, if any, on the debt securities.

No Rights as Stockholders

Holders of stock warrants, as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF UNITS

We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If we issue units, the applicable prospectus supplement will describe the terms of the series of units being offered, including:

•	the title of any series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	information with respect to any book-entry procedures;

•	a discussion of certain federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, whom we refer to as the “selling stockholders” in this prospectus, of up to 910,000 shares of our common stock issued in private placements in connection with our acquisitions of (1) the business of PAR Logistics Management Systems Corporation on January 12, 2012 and (2) the remaining 48% equity interest in Satcom International Group plc, a majority owned subsidiary of ours, not previously owned by us (other than a 0.12% equity interest held by a Satcom shareholder that is no longer in existence) on March 28, 2012.

Information about the selling stockholders, where applicable, who offer securities under the registration statement of which this prospectus is a part will be set forth in the prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated herein by reference. The prospectus supplement for any offering by the selling stockholders of shares of common stock will include the following information:

•	the name of each participating selling stockholder;

•	the nature of any position, office or other material relationship which each selling stockholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock held by each selling stockholder prior to the offering;

•	the number of shares of common stock to be offered for each selling stockholder’s account; and

•	the number and, if applicable, the percentage of shares of common stock held by each of the selling stockholders after the offering.

The selling stockholders may not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. The selling stockholders, however, may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•

the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling stockholders, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling stockholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We or the selling stockholders may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We or the selling stockholders may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our stockholders. In connection with subscription offerings or the distribution of subscription rights to stockholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

If indicated in an applicable prospectus supplement, we or the selling stockholders may sell the securities through agents from time to time, which agents may be affiliated with us or the selling stockholders. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed on for us by Chadbourne & Parke LLP, New York, New York. If legal matters in connection with offerings of securities made pursuant to this prospectus are passed up on by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and schedule of ORBCOMM Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of StarTrak Systems LLC as of June 30, 2010 and 2009 and for the years then ended have been incorporated by reference in this prospectus and have been audited by Semple, Marchal & Cooper, LLP, independent registered public accounting firm, as indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of PAR Logistics Management Systems Corporation as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

5,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

CANACCORD GENUITY	CRAIG-HALLUM CAPITAL GROUP

January 17, 2014